EXHIBIT 99.1

Woodward Reports Second Quarter Fiscal Year 2021 Results

FORT COLLINS, Colo., May 03, 2021 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ: WWD) today reported financial results for its second quarter of fiscal year 2021.

All amounts are presented on a U.S. GAAP basis unless otherwise indicated. All per share amounts are presented on a fully diluted basis. All comparisons are made to the same period of the prior year unless otherwise stated. Sequential comparisons are made to the first quarter of 2021.

Second Quarter Overview

  Net sales were $581 million, compared to $720 million.
  Net earnings and adjusted net earnings1 were both $68 million, or $1.04 per share. For the second quarter of fiscal 2020, net earnings were $91 million, or $1.41 per share, and adjusted net earnings were $104 million, or $1.61 per share.
  Sequentially, net sales and net earnings were up 8 percent and 64 percent, respectively.
  Net cash provided by operating activities was $219 million for the first half of fiscal 2021, compared to $52 million for the same period of the prior year. Free cash flow1 and adjusted free cash flow1 for the first half of fiscal 2021 were both $206 million. For the first half of fiscal 2020, free cash flow was $23 million and adjusted free cash flow was $55 million.

“Our second quarter continued to show encouraging signs of a market recovery on the horizon with sales and earnings showing sequential improvement. The gradual increase in aircraft build rates and utilization drove improved results in our Aerospace segment, and conditions in many of our Industrial markets are showing signs of improvement. COVID-19 cases remain persistent across the globe, though many countries have begun aggressive rollouts of vaccines in recent weeks, leading to further optimism for the back half of 2021,” said Thomas A. Gendron, Chairman and Chief Executive Officer.

“We have demonstrated our resilience throughout this pandemic and are emerging with a stronger balance sheet and robust cash flow. Although uncertainty continues across the industry, we will remain vigilant in this dynamic environment and capitalize on future market opportunities,” concluded Mr. Gendron.

Second Quarter Company Results

Net sales for the second quarter of fiscal 2021 were $581 million, compared to $720 million for the second quarter of last year, a decrease of 19 percent.

Net earnings and adjusted net earnings were both $68 million, or $1.04 per share, for the second quarter of 2021. For the second quarter of 2020, net earnings were $91 million, or $1.41 per share, and adjusted net earnings were $104 million, or $1.61 per share.

EBIT1 and adjusted EBIT1 were both $86 million for the second quarter of 2021. For the second quarter of 2020, EBIT was $115 million and adjusted EBIT was $132 million.

The effective tax rate and the adjusted effective tax rate1 were both 13.0 percent for the second quarter of 2021. For the second quarter of 2020, the effective tax rate was 14.8 percent and the adjusted effective tax rate was 16.2 percent.

Segment Results

Aerospace

Aerospace segment net sales for the second quarter of fiscal 2021 were $365 million, compared to $474 million for the second quarter a year ago. Sequentially, Aerospace segment net sales for the second quarter of 2021 increased 13 percent.

Aerospace sales for the second quarter remained pressured by the pandemic-induced decline in passenger travel. Both commercial aftermarket and OEM decreased significantly compared to the prior year; however, both showed sequential improvement. While defense sales were down slightly compared to the prior year, our backlog remains healthy.

Segment earnings for the second quarter of 2021 were $69 million, compared to $118 million for the second quarter of last year. Segment earnings as a percent of segment net sales were 18.9 percent for the second quarter of 2021, compared to 24.8 percent in the same quarter of the prior year. The decline in segment earnings was primarily the result of lower volume, including a significant decline in commercial aftermarket, partially offset by cost reduction initiatives.

Industrial

Industrial segment net sales for the second quarter of fiscal 2021 were $217 million, compared to $246 million for the second quarter a year ago. For the second quarter of 2020, Industrial segment net sales excluding renewable power systems and related businesses1 (“RPS”) were $215 million. RPS was divested on April 30, 2020. Foreign currency exchange rates had a favorable impact on Industrial sales of approximately $10 million for the current year quarter.

Industrial segment net sales excluding RPS for the second quarter of 2021 slightly increased primarily due to strength in China natural gas engines and the favorable foreign currency exchange rates impact, partially offset by weakness in many of our other markets.

Industrial segment earnings for the second quarter of 2021 were $28 million, or 12.9 percent of segment net sales, compared to $26 million, or 10.6 percent of segment net sales, for the prior year quarter. Industrial segment earnings increased primarily as a result of cost reduction initiatives.

Industrial segment earnings of $28 million for the second quarter of 2021 were up compared to $25 million of Industrial segment earnings excluding RPS1, or 11.6 percent of Industrial segment sales excluding RPS, for the same period last year.

Nonsegment

Nonsegment expenses and adjusted nonsegment expenses1 were both $10 million for the second quarter of fiscal 2021. For the second quarter of 2020, nonsegment expenses were $28 million and adjusted nonsegment expenses were $11 million.

Year-to-Date Results

Net sales for the first half of 2021 were $1.12 billion, compared to $1.44 billion for the same period last year. Net earnings and adjusted net earnings for the first half of 2021 were both $110 million or $1.68 per share. For the first half of 2020 net earnings were $145 million, or $2.24 per share, and adjusted net earnings were $175 million, or $2.71 per share.

The effective tax rate and the adjusted effective tax rate for the first half of 2021 were both 12.8 percent. For the first half of 2020, the effective tax rate was 14.3 percent and the adjusted effective tax rate was 16.6 percent.

Aerospace segment net sales for the first half of 2021 were $686 million, compared to $948 million for the same period last year. Aerospace segment earnings for the first half of 2021 were $115 million, or 16.8 percent of segment net sales, compared to $211 million, or 22.2 percent of segment net sales, for the same period last year.

Industrial segment net sales for the first half of 2021 were $433 million, compared to $492 million for the same period last year. Industrial segment earnings for the first half of 2021 were $61 million, or 14.0 percent of segment net sales, compared to Industrial segment earnings of $54 million, or 11.0 percent of segment net sales, for the same period last year.

Industrial segment net sales excluding RPS for the first half of 2020 were $432 million. Industrial segment earnings excluding RPS for the first half of 2020 were $51 million, or 11.8 percent of segment net sales excluding RPS.

Nonsegment expenses and adjusted nonsegment expenses were both $34 million for the first half of 2021. For the first half of 2020, nonsegment expenses were $79 million and adjusted nonsegment expenses were $38 million.

Cash Flow and Financial Position

Net cash provided by operating activities for the first half of fiscal year 2021 was $219 million, compared to $52 million for the same period of the prior year. Payments for property, plant, and equipment for the first half of 2021 were $13 million, compared to $29 million for the same period of 2020.

Free cash flow and adjusted free cash flow for the first half of 2021 were both $206 million. For the first half of 2020, free cash flow was $23 million and adjusted free cash flow was $55 million. The increase in free cash flow and adjusted free cash flow was primarily related to effective working capital management and lower capital expenditures.

Total debt was $737 million at March 31, 2021, compared to $1.07 billion at March 31, 2020. Debt-to-EBITDA1 leverage at March 31, 2021, was 1.7 times EBITDA, compared to 1.9 times EBITDA at March 31, 2020.

Fiscal Year 2021 Outlook

The ongoing rollout of vaccines across many countries is driving optimism for economic recovery, but the enduring turbulence caused by the COVID-19 pandemic, including significantly reduced global passenger travel and new viral variants, continues to cloud near-term forecasts. While we believe many of our markets will improve for the remainder of this year and into 2022, we will continue to withhold guidance as we navigate the uncertain economic landscape.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, May 3, 2021, to provide an overview of the financial performance for the first half of fiscal year 2021, business highlights, and outlook for fiscal 2021. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com2.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 7934739. An audio replay will be available by telephone from 7:30 p.m. EDT on May 3, 2021 until 11:59 p.m. EDT on May 17, 2021. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 7934739.

A webcast presentation will be available on the website by selecting “Investors/Events & Presentations”. The call and presentation will remain accessible on the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements about the trends in our business and industry with respect to recovery following the COVID-19 pandemic, encouraging signs of a market recovery on the horizon, optimism with respect to market improvements for the back half of 2021, the continued and expected or potential effects of the COVID-19 pandemic and new COVID-19 viral variants on our business, and the management of our business, including our operations and strategy, and our ability to capitalize on future market opportunities, as well as any potential benefits with respect to a vaccine or therapeutics for COVID-19 and the speed and effectiveness of any associated global rollout thereof; and the markets in which we compete and the effect of COVID-19 and other factors on such markets, and our strategies and investments, including our intended strategic and operational focus. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the COVID-19 pandemic, related public health measures, and the speed and effectiveness of the global rollout of COVID-19 vaccines or other therapeutics, as well as the related volatility in financial, commodities (including oil and gas) and other markets and industries (including the aviation industry), a decline in our customers’ business, or our business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; consolidation in the aerospace market and our participation in a strategic joint venture with General Electric Company may make it more difficult to secure long-term sales in certain aerospace markets; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters and COVID-19 related impacts, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; changes in accounting standards that could adversely impact our profitability or financial position; risks related to Woodward’s common stock, including changes in prices and trading volumes; impacts of tariff regulations; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation, such as diseases, epidemics, pandemics and natural disasters, and increasing emissions standards; any adverse effects on Woodward’s operations due to information systems interruptions or intrusions; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which we expect to file shortly, and its Annual Report on Form 10-K for the year ended September 30, 2020 and any subsequently filed Quarterly Report on Form 10-Q, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited - in thousands except per share amounts)

	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
	2021	2020	2021	2020

Net sales	$581,321	$720,220	$1,118,940	$1,440,575
Costs and expenses:
Cost of goods sold	434,243	517,514	835,883	1,052,431
Selling, general, and administrative expenses	44,329	57,629	100,440	119,674
Research and development costs	27,627	34,661	59,623	71,507
Impairment of assets sold	-	-	-	37,902
Interest expense	8,249	8,756	17,155	17,765
Interest income	(283)	(476)	(778)	(963)
Other (income) expense, net	(11,331)	(5,063)	(19,454)	(26,488)
Total costs and expenses	502,834	613,021	992,869	1,271,828
Earnings before income taxes	78,487	107,199	126,071	168,747
Income taxes	10,174	15,881	16,188	24,056
Net earnings	$68,313	$91,318	$109,883	$144,691

Earnings per share amounts:
Basic earnings per share	$1.08	$1.47	$1.74	$2.33
Diluted earnings per share	$1.04	$1.41	$1.68	$2.24
Weighted average common shares outstanding:
Basic	63,278	62,266	63,043	62,128
Diluted	65,654	64,564	65,274	64,622

Cash dividends per share paid to Woodward common stockholders	$0.1625	$0.2800	$0.2438	$0.4425

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands)

	March 31,	September 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$287,595	$153,270
Accounts receivable	588,064	537,987
Inventories	422,321	437,943
Income taxes receivable	30,459	28,879
Other current assets	39,723	52,786
Total current assets	1,368,162	1,210,865
Property, plant, and equipment, net	965,205	997,415
Goodwill	807,974	808,252
Intangible assets, net	584,948	606,711
Deferred income tax assets	14,873	14,658
Other assets	279,610	265,435
Total assets	$4,020,772	$3,903,336

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,398	$101,634
Accounts payable	162,715	134,242
Income taxes payable	12,945	4,662
Accrued liabilities	164,350	151,794
Total current liabilities	341,408	392,332
Long-term debt, less current portion	736,095	736,849
Deferred income tax liabilities	164,068	163,573
Other liabilities	645,900	617,905
Total liabilities	1,887,471	1,910,659
Stockholders’ equity	2,133,301	1,992,677
Total liabilities and stockholders’ equity	$4,020,772	$3,903,336

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

	Six-Months Ended
	March 31,
	2021	2020
Net cash provided by operating activities	$218,997	$52,179

Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(13,313)	(29,361)
Proceeds from sale of assets	86	18,831
Proceeds from sales of short-term investments	16,566	12,684
Payments for purchases of short-term investments	(2,750)	(23)
Net cash provided by investing activities	589	2,131

Cash flows from financing activities:
Cash dividends paid	(15,404)	(27,525)
Proceeds from sales of treasury stock	28,454	12,726
Payments for repurchases of common stock	-	(13,346)
Borrowings on revolving lines of credit and short-term borrowings	74,400	788,306
Payments on revolving lines of credit and short-term borrowings	(74,400)	(807,869)
Payments of long-term debt and finance lease obligations	(100,835)	(754)
Net cash used in financing activities	(87,785)	(48,462)
Effect of exchange rate changes on cash and cash equivalents	2,524	(2,072)
Net change in cash and cash equivalents	134,325	3,776
Cash and cash equivalents at beginning of year	153,270	99,073
Cash and cash equivalents at end of period	$287,595	$102,849

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
(Unaudited - in thousands)

	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Net sales:
Aerospace	$364,706	$474,236	$686,373	$948,161
Industrial	216,615	245,984	432,567	492,414
Total consolidated net sales	$581,321	$720,220	$1,118,940	$1,440,575
Segment earnings*:
Aerospace	$69,008	$117,638	$115,474	$210,549
As a percent of segment net sales	18.9%	24.8%	16.8%	22.2%
Industrial	27,871	25,972	60,759	54,202
As a percent of segment net sales	12.9%	10.6%	14.0%	11.0%
Total segment earnings	96,879	143,610	176,233	264,751
Nonsegment expenses	(10,426)	(28,131)	(33,785)	(79,202)
EBIT	86,453	115,479	142,448	185,549
Interest expense, net	(7,966)	(8,280)	(16,377)	(16,802)
Consolidated earnings before income taxes	$78,487	$107,199	$126,071	$168,747

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$6,050	$12,129	$13,313	$29,361
Depreciation expense	$21,919	$23,177	$44,527	$45,723

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Three-Months Ended			Three-Months Ended
	March 31, 2021			March 31, 2020
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$78,487	$68,313	$1.04	$107,199	$91,318	$1.41
Non-U.S. GAAP adjustments:
Merger and divestiture transaction costs*	-	-	-	16,922	12,734	0.20
Total non-U.S. GAAP adjustments	-	-	-	16,922	12,734	0.20
Adjusted earnings (Non-U.S. GAAP)	$78,487	$68,313	$1.04	$124,121	$104,052	$1.61

*Merger and divestiture transaction costs include, as applicable, (i) merger-related transactions costs associated with the now-terminated merger with Hexcel, (ii) divestiture-related transaction costs associated with the divestiture of the disposal groups

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS[1]
(Unaudited - in thousands, except per share amounts)

	Six-Months Ended			Six-Months Ended
	March 31, 2021			March 31, 2020
	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$126,071	$109,883	$1.68	$168,747	$144,691	$2.24
Non-U.S. GAAP adjustments:
Gain on sale of Duarte facility	-	-	-	(13,522)	(10,175)	(0.16)
Impairment from assets sold	-	-	-	37,902	28,016	0.43
Merger and divestiture transaction costs*	-	-	-	16,922	12,734	0.20
Total non-U.S. GAAP adjustments	-	-	-	41,302	30,575	0.47
Adjusted earnings (Non-U.S. GAAP)	$126,071	$109,883	$1.68	$210,049	$175,266	$2.71

*Merger and divestiture transaction costs include, as applicable, (i) merger-related transactions costs associated with the now-terminated merger with Hexcel, (ii) divestiture-related transaction costs associated with the divestiture of the disposal groups

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT[1] AND ADJUSTED EBIT[1]
(Unaudited - in thousands)

	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Net earnings (U.S. GAAP)	$68,313	$91,318	$109,883	$144,691
Income taxes	10,174	15,881	16,188	24,056
Interest expense	8,249	8,756	17,155	17,765
Interest income	(283)	(476)	(778)	(963)
EBIT (Non-U.S. GAAP)	86,453	115,479	142,448	185,549
Non-U.S. GAAP adjustments*	-	16,922	-	41,302
Adjusted EBIT (Non-U.S. GAAP)	$86,453	$132,401	$142,448	$226,851

*See Reconciliation of Earnings to Adjusted Earnings[1] tables above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries

RECONCILIATION OF NET EARNINGS TO EBITDA[1] AND ADJUSTED EBITDA[1]

(Unaudited - in thousands)

	Three-Months Ended		Six-Months Ended

	March 31,		March 31,

	2021	2020	2021	2020

Net earnings (U.S. GAAP)	$68,313	$91,318	$109,883	$144,691

Income taxes	10,174	15,881	16,188	24,056

Interest expense	8,249	8,756	17,155	17,765

Interest income	(283)	(476)	(778)	(963)

Amortization of intangible assets	10,560	9,848	21,029	19,753

Depreciation expense	21,919	23,177	44,527	45,723

EBITDA (Non-U.S. GAAP)	118,932	148,504	208,004	251,025

Non-U.S. GAAP adjustments*	-	16,922	-	41,302

Adjusted EBITDA (Non-U.S. GAAP)	$118,932	$165,426	$208,004	$292,327

*See Reconciliation of Earnings to Adjusted Earnings[1] tables above for the list of Non-U.S. GAAP adjustments made in the applicable periods.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT NET SALES EXCLUDING RENEWABLE POWER SYSTEMS AND RELATED BUSINESSES[1]
(Unaudited - in thousands)

	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Industrial segment net sales	$216,615	$245,984	$432,567	$492,414
Renewable power systems and related businesses sales	-	31,367	-	59,934
Industrial segment net sales excluding renewable power systems and related businesses	$216,615	$214,617	$432,567	$432,480

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT EARNINGS EXCLUDING RENEWABLE POWER SYSTEMS AND RELATED BUSINESSES[1]
(Unaudited - in thousands)

	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Industrial segment earnings	$27,871	$25,972	$60,759	$54,202
Renewable power systems and related businesses earnings	-	1,102	-	3,350
Industrial segment earnings excluding renewable power systems and related businesses	$27,871	$24,870	$60,759	$50,852

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES[1]
(Unaudited - in thousands)

	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Nonsegment expenses (U.S. GAAP)	$10,426	$28,131	$33,785	$79,202
Gain on sale of Duarte facility	-	-	-	13,522
Impairment from assets sold	-	-	-	(37,902)
Merger and divestiture transaction costs	-	(16,922)	-	(16,922)
Adjusted nonsegment expenses (Non-U.S. GAAP)	$10,426	$11,209	$33,785	$37,900

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1] AND ADJUSTED FREE CASH FLOW[1]
(Unaudited - in thousands, except per share amounts)

	Six-Months Ended
	March 31,
	2021	2020

Net cash provided by operating activities (U.S. GAAP)	$218,997	$52,179
Payments for property, plant, and equipment	(13,313)	(29,361)
Free cash flow (Non-U.S. GAAP)	205,684	22,818
Cash proceeds from the sale of the Duarte facility	-	18,767
Cash paid for merger and divestiture transaction costs	-	13,074
Adjusted free cash flow (Non-U.S. GAAP)	$205,684	$54,659

1Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, Industrial segment sales excluding RPS, Industrial segment earnings excluding RPS, and adjusted nonsegment expenses exclude, as applicable, (i) the gain on sale of assets associated with the sale of the Company’s real property, (ii) the charge from the impairment of assets held for sale, (iii) renewable power systems and related businesses sales, (iv) renewable power systems (also referred to as the disposal groups) and related businesses earnings, (v) costs associated with the previously proposed merger with Hexcel Corporation, which merger agreement was terminated on April 5, 2020, and (vii) transaction costs associated with the completed divestiture of our renewable power systems portfolio. Woodward believes that these items are short-term costs/benefits or are otherwise not related to the ongoing operations of the business and therefore, uses them to illustrate more clearly how the underlying business of Woodward is performing. Adjusted free cash flow is free cash flow (defined below) plus the cash proceeds from the sale of real property at our former Duarte operations and cash payments added back for merger and divestiture transaction costs. Management believes these adjustments to free cash flow better portrays Woodward’s operating performance.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), free cash flow, adjusted free cash flow, adjusted net earnings, adjusted net earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, Industrial segment sales excluding RPS, Industrial segment earnings excluding RPS, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT and adjusted EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA and adjusted EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management also uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, as well as adjusted free cash flow (as described above), in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT, EBITDA, adjusted EBIT, and adjusted EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, adjusted net earnings, adjusted earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, adjusted nonsegment expenses, free cash flow, and adjusted free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Contact:	Don Guzzardo Vice President, Investor Relations & Treasurer 970-498-3580 Don.Guzzardo@woodward.com